Exhibit 23.01

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-147247) pertaining to the Lumber Liquidators Holdings, Inc. 2007 Equity Compensation Plan; 2006 Equity Plan for Non-Employee Directors; and 2004 Stock Option and Grant Plan of our reports dated February 23, 2011, with respect to the consolidated financial statements of Lumber Liquidators Holdings, Inc., and the effectiveness of internal control over financial reporting of Lumber Liquidators Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Richmond, Virginia
February 23, 2011